Exhibit 99.1

NEWS RELEASE	RETIREMENT INVESTMENTS INSURANCE

NEW YORK, November 5, 2014

Voya Financial Announces Third Quarter 2014 Results

Voya Financial, Inc. (NYSE: VOYA) today reported financial results for the third quarter 2014:

•

After-tax operating earnings[1,2] of $191 million, or $0.75 per diluted share, compared with $283 million, or $1.08 per diluted share in the third quarter of 2013[3]. The following items primarily accounted for the change:

•

A $78 million net gain in the third quarter of 2013 related to a Lehman Brothers bankruptcy settlement and the disposal of low-income housing tax credit (LIHTC) partnerships, which did not recur in the third quarter of 2014; and

•

$21 million of negative DAC/VOBA and other intangibles unlocking in the third quarter of 2014, compared with $100 million of positive DAC/VOBA and other intangibles unlocking in the third quarter of 2013.

•

Net income available to common shareholders of $401 million, or $1.58 per diluted share, compared with $347 million, or $1.32 per diluted share in the third quarter of 2013[3]. Third quarter 2014 net income available to common shareholders incorporates the Closed Block Variable Annuity (CBVA) segment’s after-tax gain of $85 million, which includes an after-tax gain of $122 million related to nonperformance risk[4]. The CBVA segment reflects the effect of its hedge program, which focuses on protecting regulatory and rating agency capital from market movements, rather than minimizing GAAP earnings volatility.

ONGOING BUSINESS RESULTS

Voya Financial’s Ongoing Business includes the Retirement, Annuities, Investment Management, Individual Life, and Employee Benefits segments. The Corporate, CBVA, Closed Block Institutional Spread Products, and Closed Block Other segments are not reflected in Ongoing Business results.

	Three months ended September 30,
($ in millions, before income taxes)	2014	2013
Ongoing Business operating earnings	$331	$484
Less: Net gain from Lehman Recovery/LIHTC (net of DAC/VOBA and other intangibles unlocking)	—	78
Less: DAC/VOBA and other intangibles unlocking	(21)	100

Ongoing Business adjusted operating earnings	$352	$307

[1]

Voya Financial assumes a 35% tax rate on items described as “after-tax.” The 35% tax rate does not reflect the actual tax expense of $37 million, including the benefit from recognizing certain deferred tax assets. Net income (loss) available to common shareholders reflects the actual effective tax rate.

[2]

Operating earnings, Ongoing Business operating earnings, and Ongoing Business adjusted operating earnings are each non-GAAP financial measures; information regarding the non-GAAP financial measures included in this press release, and reconciliations to the most comparable U.S. GAAP measures, are provided in the tables that accompany this release and in the Quarterly Investor Supplement.

[3]	For the three months ended September 30, 2014 and 2013, weighted-average fully diluted common shares outstanding were 254.4 million and 262.3 million, respectively.
[4]

Nonperformance risk, which the company considers a noneconomic factor, is influenced by the credit quality of the insurance company subsidiary that issued the guarantee and the priority of policyholder claims. Improving credit quality will typically produce a loss, and worsening credit quality will typically produce a gain.

Ongoing Business adjusted operating earnings before income taxes were $352 million, compared with $307 million in the third quarter of 2013. The following items primarily accounted for this increase:

•	Higher investment spread and other investment income ($50 million positive variance) primarily driven by higher alternative and prepayment income;

•	Increased fee-based margin ($20 million positive variance) on higher assets under management (AUM);

•

Lower underwriting gain and other revenue ($17 million negative variance) driven by less favorable mortality in Individual Life, partially offset by profitable growth in Stop Loss and a lower loss ratio in Group Life; and

•	Higher trail commissions ($10 million negative variance) due to higher AUM.

Ongoing Business adjusted operating return on equity (“Adjusted Operating ROE”)5 for the twelve-month period ended September 30, 2014 was 11.2%, compared with 10.7% for the twelve months ending June 30, 2014.

“In the third quarter of 2014, we continued to execute on our plans to improve shareholder value while also taking steps to achieve our vision of being America’s Retirement Company,” said Rodney O. Martin, Jr., chairman and chief executive officer, Voya Financial. “We made further progress toward achieving our 2016 Adjusted Operating ROE target of 12% to 13%. Specifically, for the twelve-month period ended September 30, our Adjusted Operating ROE grew to 11.2% – up 50 basis points from 10.7% for the twelve months ended June 30, 2014.

“During the quarter, we increased Ongoing Business adjusted operating earnings by 15% over the third quarter of 2013, and we also continued to make effective use of our excess capital. We repurchased $325 million of our common stock in the quarter – in part by repurchasing 7.7 million shares from ING Group in connection with their recent offering of Voya Financial shares that reduced their ownership stake to 32.5%.

“In addition to our positive financial performance during the quarter, we also completed the re-branding of all our businesses to Voya Financial and launched our advertising program for our re-branding to raise awareness of our new name. We are pleased with the response so far and are excited about continuing to further engage with clients about how we can help them with their retirement readiness needs,” concluded Martin.

THIRD QUARTER 2014 SUMMARY

•	Retirement Solutions and Investment Management accounted for approximately 76% of Ongoing Business adjusted operating earnings before income taxes for the three-month period ended September 30, 2014

•	Retirement net outflows of $66 million

•

Investment Management operating margin of 31.1%, excluding results from investment capital; net inflows of $0.2 billion, including $2.1 billion in sub-advisor replacements and $1.0 billion in variable annuity outflows.

•	Continued shift in Individual Life sales, with indexed universal life products accounting for 60% of the $27 million in sales during the quarter

[5]	Ongoing Business adjusted operating ROE is a non-GAAP financial measure. A reconciliation to the most comparable U.S. GAAP measure is provided in the tables that accompany this release.

•	Employee Benefits loss ratios of 72.1% for Stop Loss and 75.4% for Group Life – better than the expected annual range of 77-80% for both loss ratios

•	Total AUM of $279 billion and total assets under management and administration of $520 billion

•	Estimated combined risk-based capital (RBC) ratio of 512%[6], which is above the company’s target of 425%

•	Debt-to-capital ratio excluding accumulated other comprehensive income (AOCI) of 23.0%

•	Book value per share (excluding AOCI) of $47.75[7]

	Three months ended September 30,
($ in millions, except per share amounts)	2014	2013	% Change
Operating earnings before income taxes by segment
Retirement	$117	$187	(37)%
Annuities	78	97	(20)
Investment Management	59	54	9
Individual Life	40	117	(66)
Employee Benefits	37	29	28

Ongoing Business	$331	$484	(32)%
Corporate	(47)	(64)	27
Closed Block Institutional Spread Products and Other	10	15	(33)

Total operating earnings before income taxes	$294	$435	(32)%

Total operating earnings, after-tax*	$191	$283	(33)%
Closed Block Variable Annuity, after-tax*	85	(109)	NM
Net investment gains (losses), after-tax*	28	42	(33)
Other, after-tax**	(20)	(8)	NM
Difference between actual tax (expense) benefit and assumed 35% tax rate	117	139	(16)

Net income (loss) available to common shareholders	$401	$347	16%

Operating earnings per diluted share	$0.75	$1.08	(31)%
Net income (loss) per diluted share	$1.58	$1.32	20
Fully diluted weighted average shares outstanding (in millions)	254.4	262.3

*	Assumes 35% tax rate. The 35% tax rate does not reflect the actual tax expense or benefit, including the benefit or expense from recognizing certain deferred tax assets.
**	Other, after-tax consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; certain expenses and deal incentives related to the divestment of Voya Financial by ING Group; expenses associated with the rebranding of Voya Financial from ING U.S.; and restructuring expenses (severance, lease write-offs, etc.).

NM	= Not Meaningful

[6]	Estimated combined RBC ratio primarily for Voya Financial’s four principal U.S. insurance subsidiaries.
[7]	Book value per share (excluding AOCI) is a non-GAAP financial measure. For a reconciliation to the most comparable U.S. GAAP measure, see the tables accompanying this press release.

BUSINESS SEGMENT DISCUSSIONS

The following discussions compare the third quarters of 2014 and 2013 unless otherwise noted. All figures are presented before income taxes.

RETIREMENT – HIGHER INVESTMENT SPREAD DUE TO PREPAYMENT AND ALTERNATIVE INCOME DRIVE IMPROVEMENT

	Three months ended September 30,
($ in millions, before income taxes)	2014	2013
Operating earnings	$117	$187
Less: Net gain from Lehman Recovery/LIHTC (net of DAC/VOBA and other intangibles unlocking)	—	13
Less: DAC/VOBA and other intangibles unlocking	(30)	40

Ongoing Business adjusted operating earnings	$148	$135

Retirement adjusted operating earnings were $148 million, compared with $135 million. The following items primarily accounted for this increase:

•

Higher investment spread and other investment income ($19 million positive variance) as higher prepayment income and alternative income were slightly offset by lower investment income related to business reinsured in the second quarter of 2014;

•	Higher trail commissions ($4 million negative variance) due to higher AUM;

•	Lower underwriting income ($4 million negative variance) due in part to increased costs of contingent capital facility fees associated with the stable value business;

•	Higher fee-based margin ($2 million positive variance) on higher variable assets partially offset by reduced recordkeeping revenues; and

•	Lower administrative expenses ($2 million positive variance), primarily related to lower recordkeeping expenses.

Retirement net outflows were $66 million, compared with net inflows of $234 million in the third quarter of 2013 and net outflows of $22 million in the second quarter of 2014. Net flows vary in size and timing, sometimes substantially, from one quarter to the next. Retirement AUM totaled $108 billion as of September 30, 2014, compared with $108 billion as of June 30, 2014 and $100 billion as of September 30, 2013.

ANNUITIES – IMPROVED INVESTMENT SPREAD DUE TO HIGHER PREPAYMENT AND ALTERNATIVE INCOME

	Three months ended September 30,
($ in millions, before income taxes)	2014	2013
Operating earnings	$78	$97
Less: Net gain from Lehman Recovery/LIHTC (net of DAC/VOBA and other intangibles unlocking)	—	13
Less: DAC/VOBA and other intangibles unlocking	18	40

Adjusted operating earnings	$61	$45

Annuities adjusted operating earnings were $61 million, compared with $45 million. The following items primarily accounted for this increase:

•

Higher investment spread and other investment income ($17 million positive variance) due to higher alternative and prepayment income and a favorable change in the mix of business, as the expected runoff of fixed rate annuities was offset in part by growth in fixed indexed annuities;

•	Higher fee based margin ($3 million positive variance) on increased levels of mutual fund custodial assets; and

•	Higher trail commissions ($3 million negative variance) due to increased mutual fund custodial AUM and higher sales of fixed indexed annuities.

Net outflows were $623 million as a $704 million net outflow for fixed rate annuities – mostly due to a large block reaching the end of its initial term – was partially offset by net inflows from mutual fund custodial sales.

AUM for the Annuities segment totaled $27 billion as of September 30, 2014, compared with $27 billion as of June 30, 2014 and $26 billion as of September 30, 2013. Included in AUM is the company’s mutual fund custodial product (Select Advantage), which increased to $3.9 billion as of September 30, 2014, up from $3.8 billion as of June 30, 2014 and $3.1 billion as of September 30, 2013.

INVESTMENT MANAGEMENT – HIGHER FEE-BASED MARGIN ON HIGHER AUM

	Three months ended September 30,
($ in millions, before income taxes)	2014	2013
Operating earnings	$59	$54
Less: Net gain from Lehman Recovery/LIHTC (net of DAC/VOBA and other intangibles unlocking)	—	12

Adjusted operating earnings	$59	$43

Investment Management adjusted operating earnings were $59 million, compared with $43 million. The following items primarily accounted for this increase:

•	Higher fee-based margin ($16 million positive variance) due to higher AUM from a combination of cumulative net positive client flows, equity market appreciation, and higher performance fees;

•	Higher investment capital and other investment income ($4 million positive variance) due to higher income on investment capital; and

•	Higher operating expenses ($4 million negative variance) resulting from investments to support the growth of the business.

Investment Management’s operating margin was 34.8%, compared with 33.7% in the third quarter of 2013 and 33.6% in the second quarter of 2014. The increase in operating margin compared with the third quarter of 2013 reflects the benefit of higher fees, higher investment capital revenues, and managed expense growth, partially offset by the $12 million gain on the Lehman recovery in the third quarter of 2013. The operating margin excluding investment capital revenues was 31.1%, compared with 26.0% in the third quarter of 2013 and 30.2% in the second quarter of 2014.

Investment Management had total net inflows of $0.2 billion, compared with net inflows of $1.8 billion in the third quarter of 2013 and net outflows of $1.9 billion in the second quarter of 2014. Excluding sub-advisor replacement net flows (performance-driven replacement of non-Voya mutual fund sub-advisors) and excluding VA net flows, Investment Management had net outflows of $1.0 billion. This compares with net inflows of $1.6 billion in the third quarter of 2013 and net outflows of

$1.0 billion in the second quarter of 2014. There were $2.1 billion of sub-advisor replacement net flows in the third quarter of 2014, compared with $0.9 billion of such flows in the third quarter of 2013 and no such flows in the second quarter of 2014.

Third-party8 inflows were $5.7 billion, compared with $6.6 billion in the third quarter of 2013 and $3.9 billion in the second quarter of 2014. Third-party AUM totaled $128 billion as of September 30, 2014, up from $115 billion as of September 30, 2013, but down from $129 billion as of June 30, 2014. Equity market declines drove the slight decrease in AUM from June 30, 2014.

INDIVIDUAL LIFE – LOWER UNDERWRITING GAIN DRIVEN BY LESS FAVORABLE MORTALITY

	Three months ended September 30,
($ in millions, before income taxes)	2014	2013
Operating earnings	$40	$117
Less: Net gain from Lehman Recovery/LIHTC (net of DAC/VOBA and other intangibles unlocking)	—	37
Less: DAC/VOBA and other intangibles unlocking	(7)	20

Adjusted operating earnings	$47	$60

Individual Life adjusted operating earnings were $47 million, compared with $60 million. The following items primarily accounted for this decrease:

•	Lower net underwriting gain and other revenue ($27 million negative variance) reflecting less favorable mortality due to higher frequency;

•	Higher investment spread and other investment income ($8 million positive variance) driven by higher alternative income; and

•	Lower amortization expense ($5 million positive variance) due to lower gross profits.

Sales were $27 million, compared with $23 million in the third quarter of 2013 and $25 million in the second quarter of 2014. Sales of indexed life products accounted for 60% of total sales in the third quarter of 2014, compared with 25% in the third quarter of 2013 and 53% in the second quarter of 2014.

EMPLOYEE BENEFITS – HIGHER UNDERWRITING GAIN IN STOP LOSS AND IMPROVED GROUP LIFE LOSS RATIO

	Three months ended September 30,
($ in millions, before income taxes)	2014	2013
Operating earnings	$37	$29
Less: Net gain from Lehman Recovery/LIHTC (net of DAC/VOBA and other intangibles unlocking)	—	4
Less: DAC/VOBA and other intangibles unlocking	(1)	—

Adjusted operating earnings	$38	$25

[8]	Excludes general account assets of Voya Financial’s insurance company subsidiaries.

Employee Benefits adjusted operating earnings were $38 million, compared with $25 million. The following items primarily accounted for this increase:

•	Higher net underwriting gain ($12 million positive variance) due to higher Stop Loss premiums combined with an improved Group Life loss ratio;

•	Higher investment spread and other investment income ($2 million positive variance) due to higher alternative income; and

•	Higher trail commissions ($2 million negative variance) due to growth in the business.

The loss ratio for Group Life was 75.4%, compared with 82.1%, while the loss ratio for Stop Loss was 72.1%, compared with 72.8%. The expected annual loss ratio for Group Life and Stop Loss is 77-80%.

Employee Benefits sales were $36 million, down from $52 million, driven by lower Stop Loss sales.

CORPORATE

Corporate operating losses were $47 million, compared with losses of $64 million due to lower expenses.

CLOSED BLOCK INSTITUTIONAL SPREAD PRODUCTS AND CLOSED BLOCK OTHER

	Three months ended September 30,
($ in millions, before income taxes)	2014	2013
Closed Block Institutional Spread Products	$9	$9
Closed Block Other	2	6

Operating earnings	$11	$15

Closed Block Institutional Spread Products and Closed Block Other operating earnings were $11 million, compared with $15 million. The decline in earnings was primarily a result of lower earnings in Closed Block Other.

The average AUM for Closed Block Institutional Spread Products decreased to $2.0 billion for the quarter ended September 30, 2014, down from $2.2 billion for the quarter ended June 30, 2014 and $3.5 billion for the quarter ended September 30, 2013, reflecting the continued run-off of the block.

CBVA

CBVA had a net gain of $131 million, compared with a net loss of $167 million in the third quarter of 2013. Changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor, generated a gain of $187 million in the third quarter of 2014, compared with a $5 million gain in the third quarter of 2013.

The $131 million gain in the third quarter of 2014 included a $140 million gain due to annual assumption changes, primarily driven by a change to policyholder behavior assumptions which resulted in a net favorable result of $170 million and a $38 million gain related to changes in the technique used to estimate nonperformance risk, partially offset by unfavorable adjustments to the mortality assumption and revisions to projection model inputs. The gain from policyholder behavior assumption adjustments was primarily due to a favorable update to the utilization assumption on guaranteed minimum withdrawal benefit contracts, partially offset by an unfavorable update to lapse assumptions.

During the third quarter of 2014, the CBVA hedge program resulted in a net loss of $100 million to regulatory surplus as a result of the difference between the increase in reserves and the increase in hedge assets related to equity market movements. The hedge program is designed primarily to protect regulatory and rating agency capital from market movements, rather than minimize U.S. GAAP earnings volatility.

The retained net amount at risk for CBVA living benefit guarantees was $3.2 billion as of September 30, 2014, up from $2.6 billion at June 30, 2014, primarily driven by fund underperformance.

Share Repurchases

During the third quarter of 2014, Voya Financial repurchased 7,722,007 shares of its common stock from ING Group for an aggregate purchase price of $300 million. Voya Financial also entered into an accelerated share repurchase (ASR) arrangement with a financial institution under which it ultimately repurchased 655,457 shares of Voya Financial common stock for an aggregate purchase price of $25 million, with 505,305 of those shares being delivered prior to the end of the third quarter. As a result of the total $325 million in share repurchases during the quarter, Voya Financial had $186 million remaining under its share repurchase authorization as of September 30, 2014.

Supplementary Financial Information

More detailed financial information can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Earnings Conference Call and Slide Presentation

Voya Financial will host a conference call on Wednesday, November 5, 2014 at 10:00 a.m. ET to discuss the company’s third quarter 2014 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com.

A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1:00 p.m. ET on November 5th.

About Voya Financial

Voya Financial, Inc. (NYSE: VOYA), formerly ING U.S., is composed of premier retirement, investment and insurance companies serving the financial needs of approximately 13 million individual and institutional customers in the United States. The company’s vision is to be America’s Retirement CompanyTM and its guiding principle is centered on solving the most daunting financial challenge facing Americans today — retirement readiness. Working directly with clients and through a broad group of financial intermediaries, independent producers, affiliated advisors and dedicated sales specialists, Voya provides a comprehensive portfolio of asset accumulation, asset protection and asset distribution products and services. With a dedicated workforce of approximately 7,000 employees, Voya is grounded in a clear mission to make a secure financial future possible — one person, one family, one institution at a time. For more information, visit http://voya.com or view our Voya Financial Interactive Company Profile. Follow Voya Financial on Facebook and Twitter @Voya.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

Use of Non-GAAP Financial Measures

We use operating earnings, which consists of operating revenues minus operating benefits and expenses, to evaluate segment performance. We also report operating earnings on an aggregate basis (both before and after income taxes) for both our Ongoing Business and for our Company as a whole. Operating earnings does not replace net income (loss) as the measure of our results of operations. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;

•	Income (loss) related to businesses exited through reinsurance or divestment;

•	Income (loss) attributable to noncontrolling interest;

•	Income (loss) related to early extinguishment of debt;

•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;

•	Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; and

•

Other items, including restructuring expenses (severance, lease write-offs, etc.), certain third-party expenses and deal incentives related to the divestment of Voya Financial by ING Group and expenses associated with the rebranding of Voya Financial from ING U.S.

Our CBVA segment is managed to focus on protecting regulatory and rating agency capital rather than U.S. GAAP earnings and, therefore, we do not include its results of operations within operating earnings before income taxes. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the portions attributable to our CBVA segment.

We also use adjusted operating earnings before income taxes as a measure of our financial performance. This measure excludes from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) gains or losses in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the Company, and (3) losses recognized in certain periods of 2013 as a result of the disposal of low-income housing tax credit partnerships. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The gains and losses from the Lehman Brothers bankruptcy settlement and loss from the disposition of low-income housing tax credit partnerships affected the run-rate level of investment income and we believe that this effect is not reflective of our ongoing performance.

We report Ongoing Business operating earnings before income taxes (both adjusted and unadjusted as described above) because we believe this measure is a useful indicator of the business performance for our Ongoing Business segments, excluding the effect of our Closed Block and Corporate segments.

The most directly comparable U.S. GAAP measure to operating earnings (both before and after income taxes), adjusted operating earnings before income taxes, Ongoing Business operating earnings before income taxes and Ongoing Business adjusted operating earnings before income taxes, is in each case income (loss) before income taxes. For a reconciliation of each of these non-GAAP measures to income (loss) before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

We report Ongoing Business adjusted operating ROE and adjusted operating ROC because we believe these measures are useful indicators of how effectively we use capital resources allocated to our Ongoing Business. The most directly comparable U.S. GAAP measure to Ongoing Business adjusted operating ROE and adjusted operating ROC is return on equity. For a reconciliation of these non-GAAP measures to return on equity, see the tables that accompany this release as well as our Quarterly Investor Supplement.

In our Investment Management business we report the operating margin excluding Investment Capital results. Because results from Investment Capital can be volatile, excluding the effect of this item can improve period to period comparability.

In addition to book value per share including AOCI, we report book value per share excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per share excluding AOCI provides a measure consistent with that view.

We also analyze our Ongoing Business performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our financial performance, because it provides insight into the main drivers of operating earnings (loss) before income taxes of our Ongoing Business. The sources of earnings are defined as follows:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on AUM, AUA, and transaction based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•

For a detailed explanation of DAC/VOBA and other intangibles amortization/unlocking see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles” in our 2013 Annual Report on Form 10-K, filed with the SEC on March 10, 2014, and our Quarterly Report on Form 10-Q, to be filed with the SEC.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 10, 2014, and our Quarterly Reports for the three months and six months ended March 31, 2014 and June 30, 2014, filed with the Securities and Exchange Commission on May 12, 2014 and August 7, 2014, respectively.

Voya Financial

Calculation and Reconciliation of Return on Equity and Return on Capital – TTM

($ in millions, unless otherwise indicated)	Twelve Months ended September 30, 2014	Twelve Months ended June 30, 2014
GAAP Return on Equity
Net income (loss) available to Voya Financial, Inc.’s common shareholders	$1,453.3	$1,399.1
Voya Financial, Inc. shareholders’ equity: end of period	$14,585	$14,818
Voya Financial, Inc. shareholders’ equity: average for period	$13,943	$13,422

GAAP Return on Equity	10.4%	10.4%
Ongoing Business Adjusted Operating Return on Capital and Adjusted Operating Return on Equity
Ongoing Business adjusted operating earnings before income taxes	$1,308.7	$1,263.6
Income taxes on adjusted operating earnings (based on an assumed tax rate of 35%)	(458.1)	(442.3)

Ongoing Business adjusted operating earnings after income taxes	850.6	821.3
Interest expense after-tax[1]	(78.5)	(79.0)

Ongoing Business adjusted operating earnings after income taxes and interest expense	$772.1	$742.3

End of period capital for Ongoing Business	$9,115	$9,063
Average capital for Ongoing Business	$9,167	$9,221
Average debt (based on 25% debt-to-capital ratio)	$(2,292)	$(2,305)

Average equity for Ongoing Business	$6,875	$6,916

Adjusted Operating Return on Capital for Ongoing Business [2]	9.3%	8.9%
Adjusted Operating Return on Equity for Ongoing Business [1,2]	11.2%	10.7%

Voya Financial Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Trailing Twelve Months

($ in millions)	Twelve Months ended September 30, 2014	Twelve Months ended June 30, 2014
Ongoing Business adjusted operating earnings before income taxes	$1,308.7	$1,263.6
DAC/VOBA and other intangibles unlocking	(8.1)	112.8
Lehman bankruptcy/LIHTC loss, net of DAC	6.1	83.6

Operating earnings before income taxes for Ongoing Business	1,306.7	1,460.0
Corporate	(166.7)	(183.3)
Closed Blocks Institutional Spread Products and Other	18.6	22.6

Total operating earnings before income taxes	1,158.6	1,299.3
Income taxes (based on an assumed tax rate of 35%)	(405.5)	(454.8)

Operating earnings, after-tax	753.1	844.5
Closed Block Variable Annuity, after-tax	(103.5)	(297.5)
Net investment gains (losses) and related charges and adjustments, after-tax	181.6	195.1
Other, after-tax	622.1	657.0

Net income (loss) available to Voya Financial, Inc.’s common shareholders	1,453.3	1,399.1
Net income (loss) attributable to noncontrolling interest	402.3	386.8

Net income (loss)	$1,855.6	$1,785.9

Voya Financial Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Quarter-to-date

($ in millions)	Three Months ended September 30, 2014	Three Months ended September 30, 2013
Ongoing Business adjusted operating earnings before income taxes	$352.0	$306.9
DAC/VOBA and other intangibles unlocking	(21.1)	99.8
Lehman bankruptcy/LIHTC loss, net of DAC	—	77.5

Operating earnings before income taxes for Ongoing Business	330.9	484.2
Corporate	(47.1)	(63.7)
Closed Blocks Institutional Spread Products and Other	10.5	14.5

Total operating earnings before income taxes	294.3	435.0
Income taxes (based on an assumed tax rate of 35%)	(103.0)	(152.2)

Operating earnings, after-tax	191.3	282.8
Closed Block Variable Annuity, after-tax	85.2	(108.8)
Net investment gains (losses) and related charges and adjustments, after-tax	28.2	41.7
Other, after-tax	96.1	130.9

Net income (loss) available to Voya Financial, Inc.’s common shareholders	400.8	346.6
Net income (loss) attributable to noncontrolling interest	116.6	101.1

Net income (loss)	$517.4	$447.7

Voya Financial

Reconciliation of End of Period Capital for Ongoing Business to Shareholders’ Equity

($ in millions)	As of September 30, 2014	As of June 30, 2014
End of Period Capital for Ongoing Business	$9,115	$9,063
Closed Block Variable Annuity, Corporate, and Other Closed Blocks	$6,165	$6,118

End of Period Capital	$15,280	$15,181
Long -Term Debt	$(3,515)	$(3,515)

Voya Financial, Inc. shareholders’ equity excluding AOCI end of period	$11,765	$11,665
AOCI	$2,820	$3,153

Voya Financial, Inc. shareholders’ equity: end of period	$14,585	$14,818

[1]

Assumes debt-to-capital ratio of approximately 25% for all time periods presented, a weighted average pre-tax interest rate of 5.5% for all periods prior to the third quarter of 2013, when the company completed recapitilization, and the actual weighted average pre-tax interest rate for all periods starting with the third quarter of 2013.

[2]

Effective with the twelve months ending March 31, 2014, average capital and equity are calculated by taking the average of the quarterly capital and equity averages for the trailing four quarters, whereas in previous periods, average capital and equity were calculated by a two point average (Beginning of Year and End of Current Period).

Voya Financial

Reconciliation of Book Value Per Share

As of September 30,
2014
Book value per share, including AOCI	$59.19
Per share impact of AOCI	$(11.44)

Book value per share, excluding AOCI	$47.75

Voya Financial

Reconciliation of Investment Management Operating Margin

($ in millions, unless otherwise indicated)	Three Months Ended September 30, 2014	Three Months Ended June 30, 2014	Three Months Ended September 30, 2013
Operating revenues	$168.3	$163.2	$160.1
Operating expenses	109.7	108.3	106.1
Operating earnings before income taxes	$58.6	$54.9	$54.0
Operating margin	34.8%	33.6%	33.7%
Operating revenues	$168.3	$163.2	$160.1
Less:
Investment Capital Results	9.0	8.0	16.8

Revenues excluding Investment Capital	159.3	155.2	143.3
Operating expenses	109.7	108.3	106.1

Operating earnings excluding Investment Capital	$49.6	$46.9	$37.2

Operating margin excluding Investment Capital	31.1%	30.2%	26.0%